BLACK HILLS CORPORATION

Black Hills Contact Information:

Jason Ketchum	605-721-2765
Media Relations line	866-243-9002

BLACK HILLS CORP. REVISES 2008 AND 2009 EARNINGS GUIDANCE

STRATEGIC PLAN ON TRACK AMIDST ECONOMIC UNCERTAINTY

RAPID CITY, S.D., November 24, 2008 — Black Hills Corp. (NYSE: BKH) today revised its 2008 guidance and outlook for 2009 in light of lower natural gas and crude oil prices, extraordinary developments in the financial sector, and related downturn in general economic conditions. The Company will host a conference call to discuss revised 2008 and 2009 guidance at 11 a.m. ET on Tuesday, Nov. 25, 2008. For full year 2008, income from continuing operations, adjusted to exclude unrealized mark-to-market earnings impacts of certain interest rate swaps, is expected to be $2.00 to $2.10 per share compared to the previous guidance of $2.15 to $2.25 per share. For 2009, the Company expects income from continuing operations, adjusted to exclude unrealized mark-to-market earnings impacts of certain interest rate swaps, to be $1.95 to $2.25 per share as compared to previous guidance of $2.40 to $2.65 per share. These updated guidance ranges for 2008 and 2009 earnings are based on non-GAAP financial measures that are further discussed under “Non-GAAP Financial Measures” below.

“During this time of unprecedented economic and market uncertainty, we are focused on maintaining efficient business operations, conserving cash, and prudently managing our capital expenditures. We are currently working with our bank lending group to extend the $383 million Aquila acquisition facility that expires in February 2009 and we expect to obtain the financing we need,” said David Emery, chairman, president and chief executive officer of Black Hills Corp.

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Significant items affecting the updated 2008 earnings guidance for continuing operations include:

•

The earnings impact from unrealized mark-to-market adjustments associated with certain interest rate swaps utilized to hedge a previously anticipated 2008 long-term debt issuance has not been included in the guidance range. See section below titled “Discussion of Interest Rate Hedges” for additional detail;

•	Anticipated total oil and natural gas production will be in the range of 13.7 to 13.9 Bcf equivalent;
•

Anticipated oil and gas average NYMEX prices for October through December 2008 of $6.75 per MMBtu for natural gas and $61.02 per Bbl for oil; production-weighted average well-head prices of $3.02 per Mcf and $48.40 per Bbl of oil, all based on forward strips, and average hedged prices of $4.87 per Mcf and $52.75 per Bbl;

•	No significant unplanned outages at any of our power generation facilities for the remainder of 2008;
•	Gain on the sale of a 23.5 percent undivided interest in the Wygen I power plant of approximately $0.38 per share, with closing expected to occur in December;
•	Continued improved energy marketing earnings in the fourth quarter of 2008;
•	Post-close income from Black Hills Energy utilities (formerly Aquila) of $0.28 to $0.33 per share excluding post-close transaction expenses of $0.20 to $0.25 per share;
•	Pre-close transaction expenses related to Aquila acquisition of $0.11 per share;
•	Excludes the gain on sale and operating results from the IPP assets divested in July that have now been reclassified to discontinued operations;
•

Normal operations and weather conditions within our utility service territories that impact customer usage, as well as off-system sales, construction, maintenance and/or capital investment projects; and

•	No additional significant acquisitions or divestitures.

“For 2009, we have evaluated the impact of lower natural gas and crude oil prices and intend to reduce oil and gas capital spending to $35 million to $40 million, thus reducing our forecasted production levels. In addition, increases in expected pension plan expenses and interest costs associated with refinancing the Aquila acquisition facility will impact 2009 results.

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As a result of the IPP divestiture and Aquila acquisition we have strengthened our cash flows and credit quality. We have a well defined growth plan for 2009 and beyond, with significant investments in our regulated utilities already underway. We remain committed to producing value for our customers, employees and shareholders,” continued Emery.

Black Hills’ 2009 earnings guidance is predicated on the following considerations:

•

The earnings impact from unrealized mark-to-market adjustments associated with certain interest rate swaps utilized to hedge a previously anticipated 2008 long-term debt issuance has not been included in the guidance range. See section below titled “Discussion of Interest Rate Hedges” for additional detail;

•

Oil and gas capital expenditures for 2009 were reduced to approximately $35 million to $40 million, resulting in expected production of 13.2 to 13.6 Bcfe, a decrease compared to forecasted 2008 production of 13.7 to 13.9 Bcfe. Given the uncertainty of future oil and gas prices and resulting impacts on capital expenditures, the company does not intend to provide guidance on future production growth rates;

•

Anticipated oil and gas annual average NYMEX prices of $7.37 per MMBtu for natural gas and $61.76 per Bbl for crude oil; production-weighted average well-head prices of $5.29 per Mcf and $53.80 per Bbl of oil, all based on forward strips, and average hedged prices of $5.86 per Mcf and $57.45 per Bbl;

•	Refinancing of the $383 million bridge acquisition facility related to the acquisition of Aquila utility properties with short-term financing extending through year-end 2009;
•	Expected issuance of long-term debt financing in late 2009;
•	Increased pension expense due to the decline in the market value of pension fund assets;
•	Approximately $0.05 to $0.10 per share of one-time integration-related expenses related to the recently acquired Aquila utilities, now doing business as Black Hills Energy;
•	Lower utilization of the energy marketing stand-alone credit facility and conservative cash flow management to retain flexibility for potential market opportunities;
•	No significant unplanned outages at any of our power generation facilities;

•	Normal operations and weather conditions within our utility service territories that impact customer usage, construction, maintenance and/or capital investment projects;
•	Lower consumption of electricity and natural gas by customers due to economic conditions;

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•

Lower margins from off-system sales of electricity due to decreased natural gas prices; and

•	No significant acquisitions or divestitures.

DISCUSSION OF INTEREST RATE HEDGES

As previously disclosed, the Company has ten and twenty year forward starting interest rate swaps with a notional amount of $250 million, which were executed for the purpose of hedging interest rate movements impacting long-term financings that were originally expected to occur in 2008, and now are expected to occur in 2009. The Company intends to amend the swaps to eliminate the early termination date, and retain the swaps as an economic hedge of a future long-term debt offering.

These interest rate swaps were previously designated as cash flow hedges in accordance with SFAS 133. Based on credit market events that transpired in October, the Company determined that the forecasted 2008 long-term debt financings were no longer probable and the hedge relationships were de-designated on October 24, 2008. On this date the swaps had a mark-to-market value of approximately $(42.7) million before-tax. During the fourth quarter of 2008, the Company will record an earnings charge of $(42.7) million before-tax combined with any subsequent mark-to-mark adjustments that occur between October 24, 2008 and December 31, 2008. The actual earnings impact of these mark-to-market adjustments could fluctuate significantly. A 100 basis point move in the interest rate curve over the term of the swaps would have a before-tax impact of approximately $31.7 million. As of November 21, 2008, the mark-to-market value of the swaps was approximately $(69.5) million before-tax, that would result in a non-cash after-tax earnings charge of $1.17 per share in 2008. This assumes no additional fluctuations in the interest curves between November 21, 2008 and December 31, 2008. The future changes in the mark-to-market value of the swaps will continue to be recorded in earnings until the swaps are either terminated and cash settled or re-designated as a hedge for a future debt transaction.

NON-GAAP FINANCIAL MEASURES

The company has provided its 2008 and 2009 earnings guidance in terms utilizing non-GAAP financial measures. The earnings guidance utilizes the GAAP term “Income from

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continuing operations” and adjusts it to exclude the effects of mark-to-market adjustments associated with certain of our interest rate swaps, further described in the section above titled “Discussion of Interest Rate Hedges”. We are unable to reconcile our non-GAAP earnings guidance to GAAP earnings per share because we cannot accurately predict the future impact associated with the mark-to-market adjustments from these interest rate swaps.

INVESTOR UPDATE CONFERENCE CALL

The Black Hills Corp. conference call to discuss revised 2008 and 2009 guidance will be hosted at 11 a.m. ET on Tuesday, Nov. 25, 2008. Those interested in the live broadcast can call 800-230-1766. For those unable to listen to the live broadcast, a replay will be available by telephone through Tuesday, Dec. 2, 2008 at 800-475-6701 in the United States and at 320-365-3844 for international callers. For the replay only, callers need to enter the access code 971710# when prompted.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, South Dakota with corporate offices in Golden, Colorado and Omaha, Nebraska. The utility companies serve 750,000 natural gas and electricity customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the

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future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC, Item 1A of Part II of our September 30, 2008 Quarterly Report on Form 10-Q, and other reports that we file with the SEC from time to time, and the following:

•	Our ability to access the bank loan and debt capital markets and the costs and terms of available financing given the global financial crisis;
•	The accounting treatment and variability of interest rate swaps related to our deferred plans to issue long-term debt prior to year-end 2008;
•	Our ability to successfully maintain our corporate credit rating;
•	The impact of the global financial credit crisis on counterparty credit risk and late payments and uncollectible accounts from utility customers;
•	Our ability to close on the sale of a 23.5 percent undivided interest in the Wygen I plant, which is dependent on the counterparty, the Municipal Energy Agency of Nebraska, obtaining its financing;
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The actual contribution to our defined benefit plans in 2009 and the 2009 pension expense, which is impacted by the actual value of the plans’ invested assets at December 31, 2008 and the discount rate used in determining the funding requirement;

•

The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, foreign exchange rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Our ability to successfully integrate and profitably operate the five gas and electric utilities recently acquired from Aquila;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;

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•

Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings; to receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities, and our ability to add power generation assets into our regulatory rate base; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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